UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 12, 2024

MASTECH DIGITAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	001-34099	26-2753540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1305 Cherrington Parkway, Suite 400
Moon Township, PA 15108
(Address of Principal Executive Offices) (Zip Code)

(412) 787-2100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MHH	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Increase Board Size and Director Appointments Effective August 12, 2024

Effective August 12, 2024, the Board of Directors (the “Board”) of Mastech Digital, Inc. (the “Company”) increased the size of the Board to nine members and appointed Srinivas Kandula, Arun Nayar and Bonnie K. Smith as independent members of the Board. Each of Mr. Kandula and Mr. Nayar will serve as a Class III Director until the Company’s 2026 Annual Meeting of Shareholders and until his successor is selected and qualified. Ms. Smith will serve as a Class II Director until the Company’s 2025 Annual Meeting of Shareholders and until her successor is selected and qualified. Mr. Kandula, Mr. Nayar and Ms. Smith will each also serve on the Board’s three standing committees: (i) the Audit Committee, (ii) the Compensation Committee, and (iii) the Nominating & Corporate Governance Committee.

Mr. Kandula currently serves as an Executive Director on the board of directors of Cigniti Technologies. Mr. Kandula was formerly the chairman of board of directors and Chief Executive Officer of Capgemini Technology Services India Ltd., where he was responsible for leading Capgemini’s operations across India. Previously, Mr. Kandula held the roles of Chief People Officer, Executive Vice President and Member of the Executive Council at IGATE Global Solutions.

Mr. Nayar currently serves on the board of directors of GFL Environmental Inc. (NYSE: GFL), the board of directors of Amcor PLC (NYSE: AMCR) and the board of directors of Rite Aid Corporation (OTC: RADCQ). Mr. Nayar is also Senior Advisor to McKinsey and Company and serves on the Americas Advisory Council of ServiceNow, Inc. (NYSE: NOW). Previously, Mr. Nayar served as Executive Vice President and Chief Financial Officer of Tyco International, an over $10 billion fire protection and security company, where he was responsible for managing financial risks and overseeing its global finance functions, including tax, treasury, mergers and acquisitions, audit and investor relations.

Ms. Smith is currently an Executive Vice President and Chief Information Officer at TD SYNNEX, where she is responsible for all aspects of Information Technology (IT) strategy through delivery for their 90 in-market countries. Previously, Ms. Smith held the roles of Vice President and Chief Information Officer of Lear Corporation and Senior Vice-President and Industrial Sector Chief Information Officer of Eaton Corporation. Through these and other roles, Ms. Smith has held global IT leadership positions throughout her career and has on-the-ground experience in a dozen European countries leading IT for six Fortune 250 companies and served Fortune 100 Clients at McKinsey & Company.

In connection with his and her respective appointment to the Board, Mr. Kandula, Mr. Nayar and Ms. Smith will each be compensated in accordance with the Company’s compensation policies for independent directors. Additionally, Mr. Kandula, Mr. Nayar and Ms. Smith were each granted 3,506 shares of restricted stock of the Company, which shares will vest on January 30, 2025.

There are no arrangements or understandings between Mr. Kandula, Mr. Nayar or Ms. Smith and any other persons pursuant to which Mr. Kandula, Mr. Nayar or Ms. Smith was selected as a director of the Company. There are no family relationships between Mr. Kandula, Mr. Nayar or Ms. Smith and any director or executive officer of the Company, and Mr. Kandula, Mr. Nayar and Ms. Smith have no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Director Resignations Effective December 31, 2024

On August 13, 2024, John Ausura and Brenda Galilee each notified the Company of his or her resignation from the Board, including all committees of the Board on which he or she serves (the “Board Committees”), effective December 31, 2024. Neither decision to resign was the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On or before the December 31, 2024 effective date of Mr. Ausura’s and Ms. Galilee’s resignations, Mr. Ausura will receive an additional cash payment of $90,000 from the Company as compensation for his service on the Board and the Board Committees, and Ms. Galilee will receive an additional cash payment of $85,000 from the Company as compensation for her service on the Board and the Board Committees. In addition, the vesting on the 7,403 shares of restricted stock of the Company granted to each of Mr. Ausura and Ms. Galilee on January 30, 2024 will accelerate on the effective date of his or her resignation, at which time these shares of restricted stock will become fully vested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTECH DIGITAL, INC.

By:	/s/ John J. Cronin, Jr.
Name:	John J. Cronin, Jr.
Title:	Chief Financial Officer

August 16, 2024